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                                                                   Exhibit 10.29

                    ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

                       METRO ACQUISITIONS, LLC, AS SELLER

                                       AND
                             SERIES C, LLC, AS BUYER

      ASSIGNOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign all of its right, title and interest in that certain Purchase and Sale Agreement ("Purchase Agreement") described herein, to ASSIGNEE and its successors and assigns. The Purchase Agreement is described as follows:

       DATE OF AGREEMENT: November 9, 2005

       ORIGINAL BUYER: Series C, LLC

       ASSIGNED TO:  Cole PT Auburn Hills MI, LLC

       PROPERTY ADDRESS: 2500 Executive Hills Drive, Auburn Hills,  MI 48326

      ASSIGNOR acknowledges that it is not released from any and all obligations or liabilities under said Purchase Agreement with the exception of the earnest money deposit which is currently in escrow.

      ASSIGNEE hereby agrees to assume and be responsible for all obligations and liabilities under said Purchase Agreement. This Assignment shall be in full force and effect upon its full execution.

      Executed this 14th day of December, 2005.

ASSIGNOR:                                        ASSIGNEE:

SERIES C, LLC                                    COLE PT AUBURN HILLS MI, LLC

                                                 By: Cole REIT Advisors II, LLC
By:  /S/  John M. Pons                               its Manager
    ---------------------------
     John M. Pons
     Authorized Officer

                                                   By: /S/  John M. Pons
                                                       -----------------------
                                                       John M. Pons
                                                       Senior Vice President
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                           PURCHASE AND SALE AGREEMENT

                       ARTICLE 1: PROPERTY/PURCHASE PRICE

    1.1. Certain Basic Terms.

(a) Purchaser and Notice Address:

Series C, LLC
2555 E. Camelback Road, Suite 400
Phoenix, Arizona 85016
Attention: Legal Department
Facsimile: (602) 778-8780

With a copy to:

Bennett Wheeler Lytle & Cartwright, PLC
3838 N. Central Avenue, Suite 1120
Phoenix, Arizona 85012
Attention: Kevin T. Lytle, Esq.
Facsimile: (602) 266-9119

(b) Seller and Notice Address:

Metro Acquisitions, LLC
c/o Lauth Group, Inc.
401 Pennsylvania Parkway
Indianapolis, Indiana  46280

Attention:  Mark R. Susemichel
Facsimile: (317) 564-3053

With a copy to:

Wooden & McLaughlin, LLP
One Indiana Square, Suite 1800
Indianapolis, Indiana 46204
Attn: E. Joseph Kremp
Facsimile: (317) 639-6444

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(c) Title Company and Escrow Agent:

Chicago Title Insurance Company, National Business Unit
330 Grant Street Suite 920
Pittsburgh, Pennsylvania 15219
Attn:  Ms. Karen Greene
Facsimile: (412) 281-5611

(d) Effective Date:                 The latest date of execution by the Seller
                                   and the Purchaser, as shown on the signature page hereto.

(e) Purchase Price:                 Twenty-Three Million Six Hundred Thousand
                                   and no/100 Dollars ($23, 600,000.00).

(f) Earnest Money:                  Two Hundred Fifty Thousand and no/100
                                   Dollars ($250,000.00) in immediately
                                   available funds shall be deposited by
                                   Purchaser not later than three business days after the Effective Date (the "Initial Earnest Money Deposit"). Purchaser shall make an additional deposit of Five Hundred Thousand and no/100 Dollars ($500,000.00) in immediately available funds prior to the expiration of the Due Diligence Period described in Paragraph 1.1(g) (the "Second Earnest Money Deposit") (the Initial Earnest Money Deposit and the Second Earnest Money Deposit, together with all interest earned or accrued thereon, being sometimes referred to hereinafter collectively as the "Earnest Money"). Upon the expiration of the due Diligence Period, all of the Earnest Money shall be nonrefundable, except for a termination by Seller under Paragraph 10.16 or by Purchaser under Paragraph 8.2, and applicable to the Purchase Price.

(g) Due Diligence Period:           The period ending 5 p.m. MST on November
                                   23, 2005.

      1.2. Property. Subject to the terms of this Agreement, Seller agrees to sell to Series C, LLC, and its permitted successors or assigns ("Purchaser"), and Purchaser agrees to purchase from Seller, the property depicted in Exhibit "A" and described in Exhibit "B" each attached hereto and by reference made a part hereof, all rights, privileges and easements appurtenant and all other property rights, together with all buildings, structures and other improvements located, constructed and installed thereupon, any contract, warranty, permit or lease rights (including, without limitation, Seller's interest in and to the Lease and Lease Guaranty, as defined below in this Paragraph 1.2), easements or utility contracts, all of Seller's interest, if any, in any

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equipment, machinery and personal property locate on or used in connection with the real property, or other rights relating to the ownership of the real property (collectively, the "Property"). LDM Technologies, Inc., a Michigan corporation ("LDM") and Seller have entered into a certain lease of the Property dated August 15, 2005, a true and accurate copy of which is attached hereto as Exhibit "C" and by reference made a part hereof (the "Lease") which Lease is guaranteed by Plastech Engineered Products, Inc. (the "Lessee Guarantor") pursuant to a certain Lease Guaranty dated August 15, 2005 (the "Lease Guaranty"). Seller agrees to assign to Purchaser, and Purchaser agrees to assume at Closing, the rights and obligations of Seller under the Lease.

      1.3. Earnest Money. The Earnest Money shall be deposited with the Escrow Agent. In the event that Purchaser fails to timely deposit any portion of the Earnest Money, this Agreement may be terminated by Seller. The Earnest Money shall be held and disbursed pursuant to Article 9 of this Agreement.

                   ARTICLE 2: INSPECTIONS AND TITLE INSURANCE

      2.1. Property Information. Seller has made available to Purchaser the following: (a) a Phase I environmental site assessment of the Property prepared by Professional Services Industries, Inc. (the "Phase I"); and (b) a Property Condition Assessment prepared by Professional Services Industries, Inc. (the "Property Condition Assessment") (the Phase I and Property Condition Assessment together with the Survey, and Title Insurance Commitment described in Paragraph
2.6 being sometimes hereinafter referred to individually as a "Third Party Report" and collectively as the "Third Party Reports"). Seller makes no representation or warranty regarding the accuracy or completeness of the Third Party Reports. Seller agrees to furnish Purchaser all such additional information relating to the condition of the Property that Seller possesses and Purchaser may reasonably request during the Due Diligence Period.

      2.2. Inspections in General. During the Due Diligence Period, Purchaser, its agents, and employees shall have the right to enter upon the Property, subject to the rights of LDM in the Property, for the purpose of making non-invasive inspections at Purchaser's sole risk, cost and expense. At Seller's request, Purchaser shall provide Seller with a copy of the results of any tests, inspections, title reports and surveys made or obtained by Purchaser to the extent that the provision of such results is not prohibited by the party that conducted the test, inspection and/or study that yielded such results. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall defend, indemnify Seller and LDM and hold Seller and LDM, Seller's members and managers, LDM's officers, directors, and the agents, contractors and employees of all of them and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, Seller's and LDM's attorneys' fees, due to the negligence of Purchaser, its employees or any of its agents during the inspection of the Property or with respect to any mechanic's and materialmen's liens asserted by persons hired by Purchaser to conduct such inspections. Notwithstanding the foregoing, Purchaser shall have no responsibility or liability with respect to activities of the inspectors hired to perform the Phase I, the Property Condition Assessment or any other inspection, report or activity conducted by parties hired by or

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on behalf of Seller. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement.

      2.3. Environmental Inspections and Release. The inspections under Paragraph 2.2 may include a non-invasive environmental inspection of the Property. At Seller's request, Purchaser shall deliver to Seller copies of any environmental report obtained by Purchaser to the extent that the provision of such results is not prohibited by the party that conducted the test, inspection and/or study that yielded such results. Except as explicitly provided herein, Seller, for itself and any Seller's Affiliates (hereafter defined) makes no representation or warranty with respect to the environmental condition of the Property or any compliance or non-compliance of the Property in connection with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation (the "Environmental Statutes"). "Seller's Affiliates" means (a) any entity that directly or indirectly controls, is controlled by or is under common control with the Seller, or (b) any entity at least a majority of whose economic interest is owned by Seller; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

      2.4. Termination During Due Diligence Period. Unless Purchaser so notifies Seller, in writing, on or before the end of the Due Diligence Period, of Purchaser's determination that the Property is acceptable for Purchaser's purposes and Purchaser's waiver of the conditions set forth is this Article 2, this Agreement shall be canceled and all Earnest Money shall be returned immediately to Purchaser and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

      2.5. Confidentiality. All information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis and to Purchaser's consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur. The confidentiality provisions of this Paragraph
2.5 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser, provided Purchaser shall provide Seller with written notice before making any such disclosure, or to any information obtained by Purchaser that is generally available to the public or of which Purchaser became aware prior to the execution of this Agreement.

      2.6. Title Insurance Commitment and Survey. Seller has delivered to Purchaser a title insurance commitment for an ALTA policy for the full amount of the Purchase Price prepared by Chicago Title Insurance Company (the "Title Insurance Commitment") and an ALTA survey of the Property prepared by Conestoga Rovers (the "Survey"). If the Title Insurance Commitment or Survey disclose exceptions or other matters that render the title unmarketable or that Purchaser determines to be objectionable, Purchaser shall have the right prior to the expiration of

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the Due Diligence Period, to terminate this Agreement by written notice to
Seller whereupon the Earnest Money shall be promptly returned to Purchaser, or to accept title subject to such exceptions. A failure to provide such written notice during the Due Diligence Period shall be conclusive evidence of Purchaser's willingness to accept title subject to such exceptions. Notwithstanding the foregoing, in no event shall Purchaser be obligated to take title to the Property subject to any monetary liens or mortgages unless such monetary lien or mortgage is caused by Purchaser.

      2.7. Purchaser's Reliance on its Investigations. To the maximum extent permitted by applicable law and except for Seller's representations and warranties in Paragraph 7.1 and any warranties of title contained in the Deed, Assignment and Assumption of Lease delivered at the Closing ("Seller's Warranties"), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Property on an "as is" and "where is" basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller's Warranties. Except for Seller's Warranties, no warranty or representation is made by Seller as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, other than the Seller's Warranties, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller's behalf concerning the Property. The provisions of this Paragraph 2.7 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

                         ARTICLE 3: SELLER'S CONDITIONS

      Intentionally deleted.

                            ARTICLE 4: RISK OF LOSS

This Agreement may be terminated by Purchaser who shall be entitled to a refund of the Earnest Money in the event of a casualty or condemnation or taking under threat of condemnation of any part of the Property that (i) results in a right by LDM to pay reduced rent, (ii) otherwise requires the landlord under the Lease to make any payments towards restoration of the Property, or (iii) would reasonably be estimated to require more than $250,000 and/or ninety (90) days to rebuild, repair or restore.

                               ARTICLE 5: CLOSING

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      5.1. Closing. The consummation of the transaction contemplated herein
("Closing") shall occur within ten (10) days after the expiration of the Due Diligence Period (the actual date of Closing being hereinafter referred to as the "Closing Date"). Purchaser shall have the one (1) time right to extend the Closing Date by written notice to Seller for a period of ten (10) days, provided that as a condition to such extension, Purchaser shall have increased the Earnest Money deposited with Escrow Agent by an additional Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00), which amount shall be non-refundable, except for a default by Seller, but applicable to the Purchase Price.

      5.2. Conditions to the Parties' Obligations to Close. The obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the performance by the other party of its obligations hereunder and all deliveries to be made at Closing shall have been tendered. Additionally, it shall be a condition to Purchaser's obligation to consummate the transaction contemplated hereunder that from the Effective Date hereof until Closing (i) the Property shall have been operated and maintained in a manner generally consistent with the manner in which Tenant has operated and maintained the Property prior to the date hereof,
(ii) Seller shall have performed in all material respects, its obligations under the Lease, (iii) the Lease shall not have been amended or modified and Seller shall not have waived any material rights under the Lease, and (iv) Tenant shall have maintained the existing or comparable insurance coverage, if any, for all buildings and structures located on the Property which Tenant is obligated to maintain under the Lease.

      If any condition to Closing hereunder has not been satisfied, the party for whose benefit the condition exists may elect to close, notwithstanding the nonsatisfaction of such condition and there shall be no liability on the part of the other party for nonsatisfaction of such condition or for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing. If a party is in default hereunder, the other party shall have the rights described in Article 8.

      5.3. Seller's Deliveries. (a) On or before the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

            (i) Deed. A special or limited warranty deed conveying Seller's interest in the Property substantially in the form attached hereto as Exhibit "D" (the "Deed");

            (ii) Assignment and Assumption of Lease and Guaranty. An executed counterpart of an Assignment and Assumption of the Lease and Guaranty substantially in the form attached hereto as Exhibit "E" (the "Assignment and Assumption of Lease"). The Assignment and Assumption of Lease shall include an indemnity by Seller of all liabilities and obligations under the Lease arising on or prior to closing and an indemnity by Purchaser of all liabilities and obligations under the Lease arising after to closing;

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            (iii) Quitclaim Bill of Sale. An executed counterpart of a Quitclaim
                  Bill of Sale substantially in the form attached hereto as Exhibit "F" (the "Bill of Sale");

            (iv) Assignment of Contracts. An executed counterpart of an Assignment Agreement substantially in the form attached hereto as Exhibit "G," whereby Seller conveys all its interest in and to any contracts, warranties and/or permits related to the Property (the "Assignment Agreement");

            (v) State Law Disclosures. Such disclosures and reports as are required by applicable state law in connection with the conveyance of real property;

            (vi) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

            (vii) Estoppel Certificates. (i) An estoppel certificate executed by
                  LDM ("LDM Estoppel Certificate") certifying substantially as follows: that the Lease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); that to the best of its knowledge there are no uncured defaults on the part of the landlord under the Lease (or if any such default exists, the specific nature and extent thereof); the date to which any rents and other charges have been paid in advance, if any; and (ii) an estoppel certificate executed by Lessee Guarantor ("Lessee Guarantor Estoppel Certificate") certifying substantially as follows: that the Lease Guaranty is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof);

            (viii) Recertification of Representations and Warranties. A certificate effective as of the date of closing stating that all Seller's Warranties made in this Agreement remain effective as of the Closing Date, except for changes in the ordinary course of business since the date of this Agreement or as otherwise permitted by the terms of this Agreement;

            (ix) SNDA. A reasonable and customary subordination, nondisturbance and attornment agreement executed by LDM and Lessee Guarantor in the form agreed to by LDM, Lessee Guarantor and Purchaser's lender;

            (x) Owner's Affidavit. An executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics' lien exception from the Owner's Policy, as defined in Paragraph 5.4(b) below;

            (xi) Holdback Agreement. An executed escrow holdback agreement delivered to Escrow Agent in form and substance reasonably acceptable to Seller and to Purchaser, whereby Escrow Agent shall hold funds of Seller in an

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                  amount equal to the insurance premium for the Owner's Policy until such Owner's Policy has been issued in form and substance reasonably acceptable to Buyer; and

            (xii) Additional Documents. Any additional documents that Escrow
                  Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

      (b) On or before the Closing Date, Seller shall deliver to Purchaser the following:

            (i) Owner's Policy. A written commitment for an ALTA extended coverage title insurance policy (the "Owner's Policy") on the Property or a pro forma policy with respect thereto subject only to those matters approved or deemed approved by Purchaser pursuant to this Agreement;

            (ii) Security Deposits. All security deposits and pre-paid/abated rents under the Lease, if any, in the form of a credit in favor of Purchaser against the Purchase Price;

            (iii) Waiver of Right of First Refusal. An executed waiver by LDM of any right of first refusal under the Lease;

            (iv) Certificate of Occupancy. The final Certificate of Occupancy for the buildings and improvements located on the Property or a copy thereof;

            (v) Notice to Tenant. A letter from Seller to LDM requesting that future rent under the Lease be paid to Purchaser; and

            (vi) SEC Information. The SEC Filing Information, as defined in Paragraph 10.17, and the SEC Filings Letter signed be Tenant, as defined in Paragraph 10.17, not less than five (5) days prior to Closing; in the event Seller is unable to cause Tenant to sign the SEC Filings Letter not less than five (5) days prior to Closing, Purchaser shall not be obligated to consummate the transaction contemplated by this Agreement; and

            (vii) Contracts, Warranties, Etc. Originals of the Lease, any
                  contracts and permits related to the Property in the possession or control of Seller or Seller's agents, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

      5.4. Purchaser's Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

      (a) Purchase Price. The Purchase Price, minus the Earnest Money and plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in

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            immediate, same-day federal funds wired for credit into the Escrow
            Agent's escrow account at a bank satisfactory to Seller no later than 1:00 P.M. Indianapolis time on the day of Closing.

      (b) Assignment and Assumption of Lease. An executed counterpart of an Assignment and Assumption of the Lease.

      (c) State Law Disclosures. Such disclosures and reports as are required by applicable state law in connection with the conveyance of real property.

      (d) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

      5.5. Closing Statements. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

      5.6. Costs. At Closing each party shall pay its portion of the following costs as indicated below:

            (a) Survey, Phase I and Property Inspection Report - Seller shall bear all costs with respect to what has been provided pursuant to Paragraph 2.1

            (b) Owner's Policy - Seller (provided that Purchaser shall pay the cost of any endorsements thereto requested by Purchaser and Seller shall pay the cost of any endorsements Seller agrees to obtain to cure a title matter deemed objectionable to Purchaser pursuant to Paragraph 2.6)

            (c)   Recording charges - Purchaser

            (d)   Transfer taxes - Seller

            (e) Other - the Escrow Agent's escrow fee including any escrow cancellation fee or other fees due upon a termination of this Agreement shall be evenly divided between the parties. Each party shall pay its own attorneys' fees.

                             ARTICLE 6: PRORATIONS

      6.1. Prorations and Credits. Purchaser agrees to pay all real estate taxes and assessments payable after the Closing Date.

      6.2. Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than BT Commercial ("Broker"). If this transaction is closed, Seller shall pay Broker's commission, as provided under separate agreement. Except as expressly set forth above, if any claim is made for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated

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hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

              ARTICLE 7: PURCHASER'S REPRESENTATIONS AND WARRANTIES

      7.1. Seller's Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

      (a) Organization and Authority. Seller has been duly organized and is validly existing as an Indiana limited liability company. Seller has the contractual right to acquire the Property and has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and any document delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with its terms.

      (b) Conflicts and Pending Action. Other than the Lease, there is no agreement to which Seller is a party or to Seller's knowledge binding on Seller which would bind the Property prior to Closing. There is no action or proceeding pending or, to Seller's knowledge, threatened against the Property, including condemnation proceedings, or against the Seller.

      (c) Lease. The Lease sets forth the entire agreement between Seller and LDM with respect to the lease of the Property, and as of Closing shall be in full force and effect in accordance with its terms, and will not have been amended, modified, extended, supplemented or assigned without Purchaser's prior consent. As of Closing, there will exist no default by LDM or Seller under the Lease.

      (d) Laws. To Seller's knowledge, without duty of investigation or inquiry, neither the Property nor its use by LDM is in violation of any local governmental rule, ordinance, regulation or building code, nor is there a pending or threatened investigation regarding a possible violation of any of the foregoing.

      (e) Due Diligence Materials. Seller represents that Seller has not intentionally withheld from Purchaser any information regarding the Property or the Lease (including relevant information regarding LDM and Lessee Guarantor) in its possession and has not intentionally failed to deliver or disclose any material fact of which it has knowledge regarding the condition of the Property or the Lease.

      (f) No Unrecorded Title Defects. To Seller's knowledge, there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property.

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      (g)   No Action to Change Zoning or Permitted Uses. Seller has not and
            will not, without the prior written consent of Purchaser, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller's knowledge after due inquiry, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations.

      (h) Payment of Property Expenses. Except for any item to be prorated at Closing in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller's use, ownership, or operation of the Property up to Closing shall be paid in full by Seller.

      (i) Payment of Taxes. All general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at Closing) have been paid or will be so paid by Seller prior to Closing.

      (j) Environmental. Except as disclosed in the Third Party Reports, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a "hazardous substance" by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing.

            Except as disclosed in the Third Party Reports, to Seller's actual knowledge, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Purchaser, effective as of Closing, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE).

      (l) No Increased Assessed Valuation. To Seller's knowledge, there are no proceedings pending for the increase of the assessed valuation of the Property.

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

      (m) Duty to Supplement. Should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Article 7 after the Effective Date and prior to Closing, Seller will immediately notify Purchaser of the same in writing.

      (n) Survival. All representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and Closing. Seller shall and does hereby indemnify against and hold Purchaser harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller's warranties. Seller's indemnity and hold harmless obligations shall survive Closing for a period of twelve months.

      7.2. Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

      (a) Organization and Authority. Purchaser has been duly organized and validly exists. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

      (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

      (c) Survival. All representations made in this Agreement by Purchaser shall survive the execution and delivery of this Agreement and Closing. Purchaser shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Purchaser or any material breach of any of Purchaser's warranties. Purchaser's indemnity and hold harmless obligations shall survive Closing for a period of twelve months.

                         ARTICLE 8: DEFAULT AND DAMAGES

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

      8.1. Default by Purchaser. If Purchaser shall default in its obligation to close hereunder, Purchaser agrees that Seller shall have the right to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages and as its sole and exclusive remedy.

      8.2. Default by Seller. If Seller defaults in its obligation to sell and convey, or cause to be conveyed, the Property to Purchaser pursuant to this Agreement, Purchaser's sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within thirty
(30) days of Seller's default, Purchaser waiving the right to bring suit at any later date. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Purchaser because of Seller's affirmative acts, Buyer shall be entitled to the return of the Earnest Money and shall further be entitled to out of pocket expenses actually incurred by Purchaser in connection with its review of the Property, such expenses not to exceed Seventy-Five Thousand and no/100 Dollars ($75,000.00).

                      ARTICLE 9: EARNEST MONEY PROVISIONS

Upon a termination of this Agreement, either party to this Agreement shall give written notice to the other party of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the party entitled to the Earnest Money.

                           ARTICLE 10: MISCELLANEOUS

      10.1. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void, except that either party may assign all or any parts of its rights hereunder to any subsidiary or affiliate of such party, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Notwithstanding anything in this Agreement to the contrary, Seller, without Purchaser's prior consent, shall be entitled, but not required, to cause the Property to be conveyed to Purchaser by way of direct Deed from LDM (the "Direct Deed")(both Seller's and Purchaser's permitted assignment, an "Approved Assignment"). In no event shall any such Approved Assignment release the original parties hereto of their respective obligations and liabilities under this Agreement. Each party agrees to act reasonably to facilitate the other party's Approved Assignment.

      10.2. Confidentiality. Purchaser shall make no public announcement of the Purchase Price of this Agreement or any information obtained from Seller, to outside brokers or third parties with respect to the Property if Purchaser does not purchase the Property. Purchaser shall not record this Agreement or any memorandum of this Agreement.

      10.3. Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

      10.4. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

      10.5. Governing Law and Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state where the Property is located.

      10.6. Survival. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Deed required hereunder only for a period of 12 months immediately following the Closing Date; provided, however the indemnification provisions of Paragraphs 2.3 and 6.2 and the provisions of Paragraphs 2.2, 2.4. 6.2, 7.1, 7.2 and 10.2 shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim brought after Closing based upon a misrepresentation or a breach of a warranty contained in this Agreement shall be actionable or enforceable if and only if notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 12 months after the Closing Date.

      10.7. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise other than pursuant to an Approved Assignment.

      10.8. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

      10.9. Time. Time is of the essence in the performance of this Agreement.

      10.10. Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys' fees, awarded by the court entering such final judgment.

      10.11. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be

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

either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m. MST shall be deemed received on the next business day. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

      10.12. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

      10.13. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. MST.

      10.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages. This Agreement if transmitted by telecopy/fax machine shall be treated in all manner and respects as an original document, and the signature of any party thereon shall be considered as an original signature. Any such telecopy/fax document shall be considered to have the same binding legal effect as an original of such document. At the request of either party thereto, a telecopy/fax document shall be re-executed by both parties in the original form thereof.

      10.15. Tax Deferred Exchange. Each party hereby acknowledges that it may be the intention of the other party to complete an Internal Revenue Code Section 1031 Tax Deferred Exchange under this Agreement. Each party agrees to cooperate with the other in any reasonable manner necessary to complete said exchange at no additional cost or liability to the other party. The exchanging party may assign this Agreement to an exchange intermediary to effect the tax deferred exchange provided that such exchange does not delay Closing and such exchanging party remains liable for the obligations of this Agreement.

      10.16. Title Contingency. Notwithstanding anything in this Agreement to the contrary, Seller's obligations under this Agreement are subject to Seller acquiring fee simple title to the Property from LDM, subject to such liens, encumbrances and matters that Seller deems acceptable or appropriate. In the event Seller elects pursuant to Paragraph 10.1 to cause the direct conveyance of the Property from LDM to Purchaser, Seller's obligations under this Agreement shall be subject to Seller obtaining the Direct Deed from LDM in favor of Purchaser.

      10.17. SEC S-X 3-14 Audit. Seller acknowledges that Purchaser may elect to assign all of its right, title and interest in and to this Agreement to a company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (a "Registered Company"), promoted by the Purchaser or to an affiliate of a Registered Company (a "Registered Company Affiliate"). In the event Purchaser's assignee under this Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule 3-14 of Regulation S-X (the "SEC Filings") that relate to the most recent pre-acquisition fiscal year (the "Audited Year") for the Property. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees that it shall be a condition to Purchaser's obligation to close pursuant to this Agreement, that Seller cause Tenant to provide Purchaser and the Registered Company with financial information regarding the Property for the Audited Year requested by Purchaser, the Registered Company, and/or Purchaser's or the Registered Company's auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property (the "SEC Filing Information"). The SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser's or the Registered Company's auditors must be delivered prior to the expiration of the Due Diligence Period, and Seller agrees to cooperate with Purchaser, the Registered Company and Purchaser's or the Registered Company's auditors regarding any inquiries by Purchaser, the Registered Company and Purchaser's or the Registered Company's auditors following receipt of such information, including causing the delivery by Tenant of an executed representation letter prior to Closing in form and substance requested by Purchaser's or the Registered Company's auditors (the "SEC Filings Letter"). A sample SEC Filings Letter is attached to the Purchase Agreement as Exhibit "H"; however, Purchaser's and/or the Registered Company's auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by or through Seller. Seller shall cause Tenant to consent to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Purchaser shall reimburse Seller for Seller's reasonable costs associated with providing or causing to be provided the SEC Filing Information. The provisions of this Paragraph 10.17 shall survive the Closing for a period of one (1) year.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

                                        METRO ACQUISITIONS, LLC,
                                        an Indiana limited liability company

Date:  11/9/2005                        By: /S/  Gregory C. Gurnik
                                            ----------------------------------
                                              Gregory C. Gurnik, a Manager

                                                                        "Seller"

                                        SERIES C, LLC, an Arizona limited
                                        liability company

Date:  11/8/2005                        By: /S/  John M. Pons
                                            ---------------------------------
                                        Name: John M. Pons
                                        Title:  Authorized Officer

                                                                     "Purchaser"